MID PENN BANCORP, INC. DECLARES DIVIDEND
                       AND REPORTS FIRST QUARTER EARNINGS

         (Millersburg, PA) - The Board of Directors of Mid Penn Bancorp, Inc. (AMEX: MBP), parent company of Mid Penn Bank, has declared a quarterly cash dividend of 20 cents per share, payable Monday, May 24, 2004, to shareholders of record Wednesday, May 12, 2004.

         Mid Penn Bancorp, Inc. also announced earnings for the first quarter of 2004 of $1,086,000 compared to $1,052,000 earned in the first quarter of 2003. Earnings per share were $.34 per share compared to $.33 per share for the first quarter of 2003. The difference in earnings was primarily attributable to an increase in fee income, a lower provision for possible loan losses during the quarter and a realized gain on the sale of investment securities.

         Total assets at the end of the first quarter of 2004 were approximately $378 million, versus $368 million the prior year, an increase of 2.7%. Total loans of $240 million increased by $15 million or 6.7% at March 31, 2004, compared to the prior year. Total deposits as of the same date were $290 million compared to $279 million the prior year, an increase of 3.9%. Deposit growth was experienced largely through the Bank's demand and time deposits.

         Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates 11 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn's website at www.midpennbank.com and view the Investor Relations page where comprehensive investor information is available concerning the corporation.